Exhibit 99.1
CONTACTS:
Solexa, Inc.
John West, CEO
(510) 670-9300
John.west@solexa.com

European Media Contact:	Lippert/Heilshorn & Associates
Northbank Communications	Investor Contacts:
Sue Charles, CEO	Jody Cain (jcain@lhai.com)
+44 (0)20 7886 8152	Mariann Ohanesian (mohanesian@lhai.com)
s.charles@northbankcommunications.com	(310) 691-7100
SOLEXA NAMES RICHARD H. LUSSIER
VICE PRESIDENT, SALES AND FIELD OPERATIONS
HAYWARD, Calif. and Cambridge, UK (July 5, 2006) – Solexa, Inc. (Nasdaq: SLXA) today announced the appointment of Richard H. Lussier to the newly created position of vice president, sales and field operations. Mr. Lussier will be responsible for hiring and managing a field organization to support commercial sales of the Solexa Genome Analysis System to a broad target market, including large genome centers, core laboratories at universities and government institutions, commercial sequencing enterprises, and pharmaceutical and biotech companies.
“Rich has the vision, organizational expertise and industry experience to assume this important role,” said John West, chief executive officer of Solexa. “We will call upon his prior success in implementing global sales strategies as we prepare for the broad release of our groundbreaking genetic analysis system. We are delighted to welcome him to our management team.”
Mr. Lussier brings to Solexa over 20 years of industry experience, including 12 years with Applied Biosystems. Mr. Lussier was president and general manager of Applied Biosystems Japan for a five-year period that saw record sales of DNA sequencing instruments and related consumables. Prior to his appointment as president of Applied Biosystems Japan, Mr. Lussier held positions of increasing responsibility in the US, Japanese and Asian field organizations of Applied Biosystems. He also managed the Asia-Pacific operations for Celera Genomics. Mr. Lussier also held global field operations management positions with MJ Research (now part of BioRad Inc.) and, most recently, with Fluidigm Corporation, where he was senior vice president of field operations.
“Solexa has made remarkable progress in the past year to bring to market technology that could transform genetic analysis,” said Mr. Lussier. “I’m very excited about joining this world class management team and the opportunity to build an effective field organization to commercialize this technology.”
Mr. Lussier is a native of Massachusetts and holds an MBA from Temple University, conducted post graduate studies in molecular biology at the University of Vermont, where he used one of the first automated DNA sequencers installed in the US, and received a BS in biology and chemistry from Rhode Island College.

About Solexa
Solexa, Inc. is developing and preparing to commercialize the Solexa Genome Analysis System, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate over a billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human resequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development, commercialization of the Company’s novel genetic analysis technology, and the expansion and success of Solexa’s commercial application of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Solexa does not undertake any obligation to update forward-looking statements.
###